                                                                           EXHIBIT 12
                                           UNISYS CORPORATION
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            ($ in millions)
                                                   Years Ended December 31
                                          1993     1992        1991     1990    1989
- -------------------------------------------------------------------------------------
Income (loss) before income taxes     $  503.4  $ 435.6   $(1,288.3) $(337.3)$(554.3)
Add (deduct) share of loss (income)
  of associated companies                 14.5      3.2    (    6.5)  ( 51.8) ( 50.0)
                                      --------  -------   ---------  ------- -------
    Subtotal                             517.9    438.8    (1,294.8)  (389.1) (604.3)
                                      --------  -------   ---------  ------- -------
Interest expense (net of interest
  capitalized)                           241.7    340.6       407.6    446.7   425.7
Amortization of debt issuance
  expenses                                 6.6      4.8         1.8      1.5     1.6
Portion of rental expense
  representative  of interest             76.0     84.3        86.4     82.5    78.8
                                      --------  -------   ---------  ------- -------
     Total Fixed Charges                 324.3    429.7       495.8    530.7   506.1
                                      --------  -------   ---------  ------- -------
Earnings (loss) before income
  taxes and fixed charges             $  842.2  $ 868.5   $(  799.0) $ 141.6 $( 98.2)
                                      ========  =======   =========  ======= =======
Ratio of earnings to
  fixed charges                           2.60     2.02      <F1>      <F1>    <F1>
                                      ========  =======   =========  ======= =======

<F1> Earnings in 1991, 1990 and 1989 were inadequate to cover fixed charges by $1,294.8 million, $389.1 million and $604.3 million, respectively.